Exhibit 99.1

Aug. 26, 2003

Media:	John Sousa or David Byford
(713) 767-5800

Analysts:	Katie Pipkin
(713) 507-6466

DYNEGY ANNOUNCES SALE OF ADDITIONAL $50 MILLION OF

4.75% CONVERTIBLE SUBORDINATED DEBENTURES

HOUSTON (Aug. 26, 2003) – Dynegy Inc. (NYSE: DYN) today announced that, in connection with the recently completed private placement of $175 million of its 4.75% convertible subordinated debentures due 2023, the initial purchasers of the debentures exercised their option to purchase an additional $50 million of debentures on the same terms. The closing of this over-allotment option occurred on Aug. 26, 2003.

Dynegy will use the net proceeds received from the sale of the additional $50 million of debentures to repay a portion of the approximately $244 million Term B loan outstanding under its restructured credit facilities.

The debentures are not registered under the Securities Act of 1933, or any state securities laws. Therefore, the debentures may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and any applicable state securities laws. This announcement is neither an offer to sell nor a solicitation of any offer to buy the debentures.

Dynegy Inc. provides electricity, natural gas and natural gas liquids to wholesale customers in the United States and to retail customers in the state of Illinois. The company owns and operates a diverse portfolio of energy assets, including power plants totaling more than 13,000 megawatts of net generating capacity, gas processing plants that process more than 2 billion cubic feet of natural gas per day and approximately 40,000 miles of electric transmission and distribution lines.